EXHIBIT (12)

November 21, 2008

Eaton Vance National Municipals Fund 255 State Street Boston, MA 02109

Eaton Vance Florida Plus Municipals Fund 255 State Street Boston, MA 02109

Re: Reorganization to Combine Series of a Massachusetts Business Trust

Ladies and Gentleman:

     Eaton Vance Municipals Trust, a Massachusetts business trust (“Municipals Trust”), on behalf of its series, Eaton Vance National Municipals Fund (the “Acquiring Fund”), and Municipals Trust, on behalf of its series, Eaton Vance Florida Plus Municipals Fund (the “Acquired Fund”), has requested our opinion as to certain federal income tax consequences of a transaction (the "Reorganization") in which the Acquiring Fund will acquire all of the assets and assume all of the liabilities of the Acquired Fund in exchange solely for shares of beneficial interest in the Acquiring Fund ("Acquiring Fund Shares"), and assumption of the Acquired Fund’s liabilities, pursuant to an Agreement and Plan of Reorganization ("Plan") entered into by the Acquired Fund and the Acquiring Fund as of June 16, 2008.1

     In rendering this opinion, we have examined the Registration Statement describing the Reorganization, the Plan, the currently effective prospectus and statement of additional information of the Acquired Fund and the Acquiring Fund, and such other documents and information as we have deemed necessary. We have also relied, with your consent, on representations of officers of the Funds.

OPINION

     Based solely on the facts and representations set forth in the reviewed documents and information and the representations of officers of the Funds, and assuming that (i) those representations are true on the date of the Reorganization and (ii) the Reorganization is consummated in accordance with the Plan, our opinion with respect to the federal income tax consequences of the Reorganization is as follows.

1 Each of Acquired Fund and Acquiring Fund is sometimes referred to herein as a “Fund.”

Eaton Vance National Municipals Fund Eaton Vance Florida Plus Municipals Fund November 21, 2008 Page 2

     1. The Reorganization will be a reorganization under section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended ("Code"), and the Acquired Fund and the Acquiring Fund will each be a party to a Reorganization under section 368(b) of the Code.

     2. No gain or loss will be recognized by the Acquired Fund upon the transfer of all of its assets to the Acquiring Fund in exchange for Acquiring Fund Shares and the assumption of the Acquired Fund’s liabilities by the Acquiring Fund followed by the distribution of those Acquiring Fund Shares to the Acquired Fund’s shareholders in liquidation of the Acquired Fund. 2

     3. No gain or loss will be recognized by the Acquiring Fund on the receipt of the Acquired Fund's assets in exchange for the Acquiring Fund Shares and the Acquiring Fund’s assumption of the Acquired Fund’s liabilities.

     4. The basis of the Acquired Fund's assets in the hands of the Acquiring Fund will be the same as the basis of such assets in the Acquired Fund's hands immediately prior to the Reorganization.

     5. The Acquiring Fund's holding period in the assets to be received from the Acquired Fund will include the Acquired Fund's holding period in such assets.

     6. The Acquired Fund’s shareholders will recognize no gain or loss on the exchange of Acquired Fund shares for Acquiring Fund Shares in the Reorganization.

     7. The Acquired Fund’s shareholders’ aggregate basis in the Acquiring Fund Shares to be received by them will be the same as their aggregate basis in the Acquired Fund shares to be surrendered in exchange therefor.

     8. The holding period of the Acquiring Fund Shares to be received by the Acquired Fund’s shareholders will include the holding period of the Acquired Fund shares to be surrendered in exchange therefor, provided those Acquired Fund shares were held as capital assets on the date of the Reorganization.

2 Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any shareholder of the Acquired Fund with respect to any Acquired Fund asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

Eaton Vance National Municipals Fund Eaton Vance Florida Plus Municipals Fund November 21, 2008 Page 3

     The foregoing opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, case law precedent, and the Internal Revenue Service pronouncements in existence at the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification.

     Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only if each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent.

     We hereby consent to this opinion accompanying the Registration Statement when it is filed with the Securities and Exchange Commission and to the reference to our firm in the Registration Statement.

Very truly yours,

/s/ K&L Gates LLP